Exhibit (g)(1)

SCHEDULE I

Series of the Principal

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Centre Funds

and

MUFG Union Bank N.A. Effective Date August 29, 2012

Revised as of August 23, 2018

Centre Active U.S. Treasury Fund

Centre American Select Equity Fund

Centre Global Infrastructure Fund

By: Centre Funds (“Principal”)	By: MUFG Union Bank, N.A. “Custodian”

/s/James A. Abate, President	/s/Brian Swanson
Authorized Signature	Authorized Signature

James A. Abate, President	Brian Swanson
Name & Title	Name & Title

August 9, 2018	August 9, 2018
Date	Date